Exhibit 3.112

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:09 AM 09/29/2006
FILED 08:55 AM 09/29/2006
SRV 060898451 - 4169562 FILE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HABIT HOLDINGS, INC.

Habit Holdings, Inc. (hereinafter referred to as the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies that:

ONE: The date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was June 5, 2006.

TWO: This Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Certificate of Incorporation of the Corporation.

THREE: The Certificate of Incorporation of this Corporation is hereby amended and restated in its entirety as follows:

ARTICLE I.

The name of the Corporation is Habit Holdings, Inc.

ARTICLE II.

The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent. The name of the Corporation’s registered agent at said address is National Registered Agents, Inc.

ARTICLE III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV.

A. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is Forty-Seven Million Four Hundred Forty-Four Thousand Four Hundred Forty- Five (47,444,445) shares, Sixteen Million Nine Hundred Forty-Four Thousand Four Hundred Forty-Five (16,944,445) shares of which shall be designated as Common Stock (the “Common Stock”) and Thirty Million Five Hundred Thousand (30,500,000) shares of which shall be designated as Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.001 per share and the Common Stock shall have a par value of $0.001 per share.

B. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation (voting together on an as-if-converted to Common Stock basis). The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in this Amended and Restated

Certificate of Incorporation, to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series prior or subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

C. PREFERRED STOCK.

The rights, preferences, privileges, restrictions and other matters relating to the Preferred Stock are as follows:

1. DESIGNATION. Fifteen Million Two Hundred Fifty Thousand (15,250,000) of the authorized shares of Preferred Stock are hereby designated as Series A Non-Voting Redeemable Preferred Stock (the “Series A Redeemable Preferred Stock”) and Fifteen Million Two Hundred Fifty Thousand (15,250,000) of the authorized shares of Preferred Stock are hereby designated as Series A Voting Convertible Preferred Stock (the “Series A Convertible Preferred Stock and together with the Series A Redeemable Preferred Stock, the “Series A Preferred Stock”).

2. DIVIDEND RIGHTS.

(a) From and after the date of the original issuance of the Series A Redeemable Preferred Stock (the “Series A Redeemable Original Issue Date”), each of the holders of shares of Series A Redeemable Preferred Stock, in preference to the holders of any other stock including, without limitation, the Series A Convertible Preferred Stock and the Common Stock of the Corporation (“Junior Stock”), shall be entitled to receive out of funds that are legally available therefore, cumulative dividends at the rate of eight percent (8%) of the Series A Redeemable Original Issue Price (as defined below) per annum on each outstanding share of Series A Redeemable Preferred Stock, accrued [quarterly] (the “Series A Redeemable Dividends”). The Series A Redeemable Dividends shall be payable in cash or in-kind, at the option of the holder.

(b) The “Series A Redeemable Original Issue Price” of the Series A Redeemable Preferred Stock shall be one dollar ($1.00) as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares; provided, however, that the Series A Redeemable Dividends shall be cumulative and shall be payable only: (A) upon a Liquidation Event (as defined herein), (B) upon redemption of the Series A Redeemable Preferred Stock under Section C(6) hereof, or (C) as set forth below.

(c) So long as any shares of Series A Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock of the Corporation be purchased, redeemed, or otherwise acquired for value by the Corporation (except for acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation or in exercise of the Corporation’s right of first refusal upon a proposed transfer) until (i) the Board of Directors shall declare a similar dividend on all outstanding shares of Series A Convertible Preferred Stock (determined on an as-converted basis pursuant to Section C(5) hereof), for purposes of this Section C(2)(c)(i) only, the Common Stock shall be deemed to be junior to the Series A Convertible Preferred Stock, and (ii) for so long as any shares of Series A Redeemable Preferred Stock are outstanding, all accrued dividends (set forth in Section C(2)(b) above) on the Series A

Redeemable Preferred Stock shall have been paid or declared and set apart. The provisions of this Section C(2)(c) shall not, however, apply to (i) a dividend payable in Common Stock, (ii) the acquisition of shares of any Junior Stock in exchange for shares of any other Junior Stock, or (iii) any repurchase of any outstanding securities of the Corporation that is approved by the holders in interest of a majority of the Corporation’s Series A Convertible Preferred Stock other than (A) the repurchase of unvested shares from employees, directors or consultants at the lower of fair market value or cost, upon termination of the employment or other service relationship with such individuals or pursuant to the terms of agreements which were entered into in connection with the original issuance of such capital stock (or options to purchase such capital stock); or (B) the redemption of the Series A Redeemable Preferred Stock pursuant to and in accordance with this Amended and Restated Certificate of Incorporation.

3. VOTING RIGHTS.

(a) General Rights. Except as otherwise provided herein or as required by law,

(i) the Series A Redeemable Preferred Stock shall not be entitled to vote on any matters submitted to a vote or written consent of the stockholders of the Corporation; and

(ii) the Series A Convertible Preferred Stock shall be voted, on an as-if converted to Common Stock basis, together with the shares of the Common Stock of the Corporation and not as a separate class, at any annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series A Convertible Preferred Stock shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Series A Convertible Preferred Stock are then convertible (pursuant to Section C(5) hereof).

(b) Separate Vote of Series A Convertible Preferred Stock. The vote or written consent of the holders of a majority of the outstanding Series A Convertible Preferred Stock shall be necessary for effecting or validating the following actions:

(i) Any amendment, alteration, waiver or repeal of any provision of this Amended and Restated Certificate of Incorporation of the Corporation, including, without limitation, any filing of a Certificate of Designation or the Bylaws of the Corporation (whether by merger, consolidation or otherwise) in any matter that could alter or otherwise amend any of the rights, preferences or privileges of the Series A Preferred Stock;

(ii) Any increase or decrease (other than by redemption or conversion) in the authorized number of shares of capital stock of the Corporation or any subsidiary or any issuance of shares of capital stock of any subsidiary;

(iii) Any authorization or any designation, whether by reclassification or otherwise (including, by modification of any security), of any new class or series of stock or any other securities convertible into or exercisable for equity securities of the Corporation ranking on a parity with or senior to the Series A Preferred Stock in right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

(iv) Any agreement by the Corporation or its stockholders regarding any Liquidation Event (each as defined in Section C(4)(a) hereof);

(v) Any increase or decrease in the authorized number of members of the Corporation’s Board of Directors or change in the election procedures thereof other than pursuant to Section C(6)(c) hereof;

(vi) Any agreement by the Corporation to repurchase, redeem, retire or otherwise acquire (directly or indirectly through one or more subsidiaries or otherwise) any of the outstanding capital stock of the Corporation, except for (A) the repurchase of unvested shares from employees, directors or consultants at the lower of fair market value or cost, upon termination of the employment or other service relationship with such individuals or pursuant to the terms of agreements which were entered into in connection with the original issuance of such capital stock (or options to purchase such capital stock); or (B) the redemption of the Series A Redeemable Preferred Stock pursuant to and in accordance with this Amended and Restated Certificate of Incorporation;

(vii) Any declaration or payment of dividends or distributions of cash, property or securities of the Corporation with respect to any shares of Common Stock or any other capital stock of the Corporation other than dividends or distributions required to be made on or with respect to Preferred Stock or dividends on or with respect to the Common Stock payable solely in shares of Common Stock;

(viii) Any acquisition, whether by the Corporation or through any subsidiary, of all or substantially all the assets of or a controlling interest in, any entity or other Corporation or business, whether in a single transaction or a series of related transactions, for gross consideration (including in such calculation the amount of assumed indebtedness) in excess of $1,000,000;

(ix) Any voluntary liquidation, dissolution or winding up of the Corporation, effect any sale, lease, assignment, transfer, license or other conveyance of the assets of the Corporation or any of its subsidiaries (other than a sale, lease, assignment through license or conveyance in the ordinary course of business with proceeds of less than $1,000,000), effect any consolidation, merger, share exchange or other combination involving the Corporation or any of its subsidiaries, effect any sale assignment, transfer or other conveyance of any of the capital stock of any subsidiary, or effect any reclassification, reorganization or other change of any stock or any recapitalization of the Corporation which would have the effect of any of the foregoing, including any transaction which would result in a change of control of the Corporation or any subsidiary or otherwise result in a Liquidation Event, other than dispositions from time to time in the ordinary course of business;

(x) The incurrence or assumption, whether by the Corporation or any subsidiary, of indebtedness greater than $250,000;

(xi) Any agreement or covenant by the Corporation that obligates the Corporation or any subsidiary to do any of the foregoing.

(d) Election of Board of Directors. For so long as the authorized size of the Corporation’s Board of Directors is five (5) or more, unless expanded in accordance with Section C(6)(c) hereof, the holders of Series A Convertible Preferred, voting as a separate class, shall be entitled to elect three (3) members of the Corporation’s Board of Directors (the “Preferred Directors”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such directors in the manner set forth in that certain Stockholders’ Agreement, dated September 29, 2006 by and among the Corporation and the stockholders identified therein, as may be amended from time to time (the “Stockholders’ Agreement”).

4. LIQUIDATION RIGHTS.

(a) Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary (each, a “Liquidation Event” and including any Liquidation Event identified in Section 4(c) below), before any distribution or payment shall be made to the holders of any Junior Stock, the holders of Series A Redeemable Preferred Stock shall be entitled to be paid, out of the assets of the Corporation, an amount per share of Series A Redeemable Preferred Stock equal to the Series A Redeemable Original Issue Price, plus the accrued and unpaid Series A Redeemable Dividends (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series A Redeemable Preferred Stock held by them. If, upon any Liquidation Event, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series A Redeemable Preferred Stock of the Liquidation Amount set forth in this Section 4(a), then such assets shall be distributed among the holders of Series A Redeemable Preferred Stock at the time outstanding, ratably in proportion to the full Liquidation Amounts to which they would otherwise be respectively entitled, based on the Series A Redeemable Original Issue Price paid by such holders.

(b) After the payment of the full Liquidation Amount of the Series A Redeemable Preferred Stock as set forth in Section 4(a) above, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of Common Stock and Series A Convertible Preferred Stock on an as-if-converted to Common Stock basis.

(c) For purposes of this Section 4, a “Liquidation Event” under this Section 4 shall include:

(i) any consolidation, merger or sale of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization or transaction, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Corporation’s outstanding voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation’s outstanding voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Corporation (an “Acquisition”);

(ii) a sale, lease or other disposition of all or substantially all of the assets of any of (a) the Corporation, (b) Habit Opco, Inc., a Delaware corporation and wholly owned subsidiary of the Corporation, or (c) the Corporation and its subsidiaries, taken as a whole (an “Asset Transfer”); or

(iii) In any of such events, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors (including the Preferred Directors). Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the Liquidation Event;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the Liquidation Event; and

(3) If there is no active public market for the securities, the value shall be the fair market value thereof, as determined by the Board of Directors (including the Preferred Directors).

(B) Notwithstanding anything to the contrary in this Section C(4), any such event described in Section C(4)(c) above shall not be deemed a Liquidation Event if the holders of all of the then outstanding shares of Series A Redeemable Preferred Stock so elect.

(C) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined by the Board of Directors.

5. CONVERSION RIGHTS.

The holders of the Series A Convertible Preferred Stock shall have the following rights with respect to the conversion of the Series A Convertible Preferred Stock into shares of Common Stock (the “Conversion Rights”):

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section C(5), any shares of Series A Convertible Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Convertible Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the applicable “Series A Convertible Preferred Stock Conversion Rate” then in effect (determined as provided in Section C(5)(b)) for such shares of Series A Convertible Preferred Stock by the number of shares of Series A Convertible Preferred Stock being converted.

(b) Series A Convertible Preferred Stock Conversion Rate. The conversion rate in effect at any time for conversion of the Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock Conversion Rate”) shall be the quotient obtained by dividing one dollar ($1.00) by the “Series A Convertible Preferred Stock Conversion Price,” calculated as provided in Section C(5)(c).

(c) Series A Convertible Preferred Stock Conversion Price. The conversion price for the Series A Convertible Preferred Stock shall initially be one dollar ($1.00) (the “Series A Convertible Preferred Stock Conversion Price”). Such initial Series A Convertible Preferred Stock Conversion Price shall be adjusted from time to time in accordance with this Section C(5). All references to the Series A Convertible Preferred Stock Conversion Price herein shall mean the Series A Convertible Preferred Stock Conversion Price as so adjusted.

(d) Mechanics of Conversion. Each holder of Series A Convertible Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section C(5) shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series A Convertible Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series A Convertible Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash (at the Common Stock’s fair market value determined in good faith by the Board of Directors as of the date of such conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series A Convertible Preferred Stock. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Convertible Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the date of the original issuance of the Series A Convertible Preferred Stock (the “Series A Convertible Original Issue Date”), effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series A Convertible Preferred Stock, the Series A Convertible Preferred Stock Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series A Convertible Preferred Stock, the Series A Convertible Preferred Stock Conversion Price in effect immediately before that combination shall be proportionately increased. Any adjustment under this Section C(5)(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Common Stock Dividends and Distributions. If the Corporation at any time or from time to time after the Series A Convertible Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly additional shares of Common Stock (“Common Stock Equivalents”), in each such event the Series A Convertible Preferred Stock Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series A Convertible Preferred Stock Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution with the number of shares issuable with respect to Common Stock Equivalents determined in the manner provided for deemed issuances in Section C(5)(i)(iii); provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Convertible Preferred Stock Conversion Price shall be recomputed accordingly as of the close of business on the date fixed for payment of such dividend or distribution and thereafter the Series A Convertible Preferred Stock Conversion Price shall be adjusted pursuant to this Section C(5)(f) to reflect the actual payment of such dividend or distribution.

In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in the preceding paragraph, then, in each such case for the purpose of this Section C(5)(f), the holders of the Series A Convertible Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Convertible Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(g) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Series A Convertible Original Issue Date, the Common Stock issuable upon the conversion of the Series A Convertible Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by an Acquisition or Asset Transfer as defined in Section C(4)(c) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section C(5)), then in any such event each holder of Series A Convertible Preferred Stock shall have the right thereafter to convert such Series A Convertible Preferred Stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Convertible Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(h) Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time after the Series A Convertible Original Issue Date, there is a capital reorganization of the Common Stock (other than a Liquidation Event as defined in Section C(4)(c) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section C(5)), then as a part of such capital reorganization, provision shall be made so that the holders of the Series A Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Convertible Preferred Stock the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion of the Series A Convertible Preferred Stock would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section C(5) with respect to the rights of the holders of Series A Convertible Preferred Stock after the capital reorganization to the end that the provisions of this Section C(5) (including adjustment of the Series A Convertible Preferred Stock Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Convertible Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(i) Sale of Shares below Series A Convertible Preferred Stock Conversion Price.

(i) If at any time or from time to time after the Series A Convertible Original Issue Date, the Corporation issues or sells, or is deemed by the express provisions of this subsection (i) to have issued or sold, Additional Shares of Common Stock (as defined in subsection (i)(iv) below), other than as a dividend or other distribution on any class of stock as provided in Section C(5)(f) above, and other than a subdivision or combination of shares of Common Stock as provided in Section C(5)(e) above, for an Effective Price (as defined in subsection (i)(iv) below) less than the then effective Series A Convertible Preferred Stock Conversion Price, then and in each such case the then existing Series A Convertible Preferred Stock Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying such Series A Convertible Preferred Stock Conversion Price then in effect by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received (as defined in subsection (i)(ii)) by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series A Convertible Preferred Stock Conversion Price, and (ii)

the denominator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus (B) the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding (including shares subject to repurchase by the Corporation at cost), and (B) the number of shares of Common Stock into which the then outstanding shares of Series A Convertible Preferred Stock could be converted if fully converted on the day immediately preceding the given date.

(ii) For the purpose of making any adjustment required under this Section 5(i), the consideration received by the Corporation for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Corporation after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale but without deduction of any expenses payable by the Corporation, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined in subsection (i)(iii)) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iii) For the purpose of the adjustment required under this Section C(5)(i), if the Corporation issues or sells (i) stock or other securities convertible into or exchangeable for Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (ii) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities, and if the Effective Price of such Additional Shares of Common Stock is less than the Series A Convertible Preferred Stock Conversion Price then in effect, the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided, that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided, further, that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided, further, that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Series A Convertible Preferred Stock Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series A Convertible Preferred Stock Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series A Convertible Preferred Stock Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration, if any, actually received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided, that such readjustment shall not apply to prior conversions of Series A Convertible Preferred Stock.

(iv) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section C(5)(i) after the Series A Convertible Original Issue Date, whether or not subsequently reacquired or retired by the Corporation, other than (A) shares of Common Stock issued upon conversion of the Series A Convertible Preferred Stock; (B) up to 1,694,445 shares of Common Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like), or such larger number as approved by the Board of Directors (including the Preferred Directors), issuable or issued to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors (including the Preferred Directors); (C) Equity Securities issued pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board of Directors (including the Preferred Directors); and (D) Equity Securities issued pursuant to any equipment leasing or loan arrangement, or debt financing from a bank or similar financial or lending institution approved by the Board of Directors (including the Preferred Directors). References to Common Stock in this clause (iv) above shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section C(5)(i). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation under this Section C(5)(i), into the aggregate consideration received, or deemed to have been received by the Corporation for such issue under this Section C(5)(i), for such Additional Shares of Common Stock. “Equity Securities” shall mean (i) any Common Stock, Preferred Stock or other security, (ii) any security convertible, with or without consideration, into any Common Stock, Preferred Stock or other security, (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security or (iv) any such warrant or right.

(j) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series A Convertible Preferred Stock Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A Convertible Preferred Stock, if the Series A Convertible Preferred Stock is then convertible pursuant to this Section C(5), the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Convertible Preferred Stock at the holder’s address as shown in the Corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the

Series A Convertible Preferred Stock Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock issued or sold or deemed to have been issued and sold and (iv) the number of shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Convertible Preferred Stock.

(k) Notices of Record Date. Upon (i) the setting of a record date by the Corporation of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section C(4)(c) of this Article) or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any Asset Transfer, any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, or any other Liquidation Event, the Corporation shall mail to each holder of Series A Preferred Stock at least ten (10) days prior to the record date specified therein (or such shorter period approved by at least two-thirds (2/3) of the outstanding Series A Preferred Stock) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation, winding up, or other Liquidation Event is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation, winding up, or other Liquidation Event.

(l) Automatic Conversion.

(i) Each share of Series A Convertible Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective Series A Convertible Preferred Stock Conversion Price, (A) at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series A Convertible Preferred Stock, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which (1) the gross cash proceeds to the Corporation (before underwriting discounts, commissions and fees) are at least $35,000,000 and (2) the per share issue price is at least $5.00 (a “Qualified Public Offering”).

(ii) Upon the occurrence of either of the events specified in Section C(5)(l)(i) above, the outstanding shares of Series A Convertible Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Convertible Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Convertible Preferred Stock, the holders of Series A Convertible Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series A Convertible Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Convertible Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

(m) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A Convertible Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Convertible Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined in good faith by the Board of Directors) on the date of conversion.

(n) Reservation of Stock Issuable upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Convertible Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Convertible Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(o) Notices. Any notice required by the provisions of this Section C(5) shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

(p) Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Convertible Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Convertible Preferred Stock so converted were registered.

(q) No Dilution or Impairment. Without the consent of the holders of then outstanding Series A Convertible Preferred Stock as required under Section C(3)(b) and C(3)(c), the Corporation shall not amend its Amended and Restated Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Convertible Preferred Stock against dilution or other impairment.

6. REDEMPTION.

(a) Optional Redemption. Subject at all times to any restriction or limitation on the redemption of capital stock of the Corporation set forth in the senior loan documents of the Corporation or any subsidiary, the Corporation shall be obligated to redeem the Series A Redeemable Preferred Stock as follows, provided, that in the event the election described in Section C(6)(a)(i) is made prior to September 29, 2011, such redemption shall require the prior approval of a majority of the members of the Board of Directors:

(i) The holders of a majority of the then outstanding shares of Series A Redeemable Preferred Stock may require the Corporation, to the extent it may lawfully do so, to redeem all, but not less than all, the Series A Redeemable Preferred Stock. Such redemption will occur within sixty (60) days after the receipt by the Corporation of the written request of the holders of the requisite number of shares of Series A Redeemable Preferred Stock, which request shall be revocable until such time as the Company has provided evidence, reasonably satisfactory to the holders of Series A Redeemable Preferred Stock, of the Corporation’s ability to redeem any shares of Series A Redeemable Preferred Stock in accordance with such request and pursuant to the provisions of this Section C(6). In the event that the Corporation has insufficient funds to redeem all of the shares of Series A Redeemable Preferred Stock in one transaction, the Corporation, with the approval of the holders of a majority of the Series A Redeemable Preferred Stock, may elect to redeem the Series A Redeemable Preferred Stock in three (3) equal annual installments beginning on the date that is sixty (60) days after the receipt by the Corporation of the written request of the holders of the requisite number of shares of Series A Redeemable Preferred Stock, and ending on the date two (2) years from such first redemption date (each, a “Redemption Date”). The Corporation shall effect such redemptions on the applicable Redemption Date by paying in cash in exchange for the shares of Series A Redeemable Preferred Stock to be redeemed a sum equal to the Liquidation Amount per share of Series A Redeemable Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like). The total amount to be paid for the Series A Redeemable Preferred Stock is hereinafter referred to as the “Redemption Price.” If the Corporation is unable to redeem all of the shares of Series A Redeemable Preferred Stock in full on the initial Redemption Date, then the number of shares of Series A Redeemable Preferred Stock that the Corporation shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (A) the aggregate number of shares of Series A Redeemable Preferred Stock outstanding immediately prior to the Redemption Date by (B) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). Shares subject to redemption pursuant to this Section C(6)(a) shall be redeemed from each holder of Series A Redeemable Preferred Stock on a pro rata basis.

(ii) At least thirty (30) days but no more than sixty (60) days prior to each Redemption Date, the Corporation shall send a notice (a “Redemption Notice”) to all holders of Series A Redeemable Preferred Stock to be redeemed setting forth (A) the Redemption Price for the shares to be redeemed; and (B) the place at which such holders may obtain payment of the Redemption Price upon surrender of their share certificates. If the Corporation does not have sufficient funds legally available to redeem all shares to be redeemed at the Redemption Date, then it shall redeem such shares ratably among the holders of Series A Redeemable Preferred Stock (based on the portion of the aggregate Redemption Price payable to each holder) and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available.

(iii) On or prior to each Redemption Date, the Corporation shall deposit the Redemption Price of all shares to be redeemed with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000, as a trust fund, with irrevocable instructions and authority to the bank or trust corporation to pay, on and after such Redemption Date, the Redemption Price of the shares to their respective holders upon the surrender of their share certificates. The balance of any funds deposited by the Corporation pursuant to this Section C(6)(a)(iii) remaining unclaimed at the expiration of one (1) year following such Redemption Date shall be returned to the Corporation promptly upon its written request.

(iv) On or after such Redemption Date, each holder of shares of Series A Redeemable Preferred Stock to be redeemed shall surrender such holder’s certificates representing such shares to the Corporation in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled and the redeemed shares shall be extinguished. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after such Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Corporation is unable to pay the Redemption Price due to not having sufficient legally available funds, all rights of the holder of such shares as holder of Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares, provided, that in the event that the Corporation fails to redeem any portion of the Series A Redeemable Preferred Stock as required in this Section C(6), which failure is not cured within twelve (12) months of the applicable Series A Redeemable Redemption Date, (i) the shares of Series A Redeemable Preferred Stock required to be redeemed but not so redeemed shall remain outstanding and entitled to all rights and preferences provided herein and the unpaid balance due to the holder upon such redemption shall thereafter accrue interest at the rate of twelve percent (12%) per annum payable quarterly in arrears, and (ii) the Board of Directors of the Corporation shall be expanded to allow the holders of the Series A Convertible Preferred Stock to elect the smallest number of directors which together with the Preferred Directors will constitute a majority of the authorized directors of the Corporation, until such failure is cured. At any time thereafter when additional funds of the corporation are legally available for the redemption of such shares of Series A Redeemable Preferred Stock, such funds will be used, at the end of the current calendar quarter, to redeem the balance of such shares, or such portion thereof for which funds are then legally available, on the basis set forth above.

(b) Mandatory Redemption. Upon the consummation of a Qualified Public Offering, the Corporation shall be required to redeem one hundred percent (100%) of the outstanding shares of Series A Redeemable Preferred Stock. The Corporation shall provide to each holder of record of Series A Redeemable Preferred Stock notice of such Qualified Public Offering not less than thirty (30) days prior to the effective date of such registration statement and the price per share at which the Corporation shall redeem the shares of Series A Redeemable Preferred Stock shall be the Redemption Price.

7. No REISSUANCE OF PREFERRED STOCK.

No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

8. No PREEMPTIVE RIGHTS.

The holders of Preferred Stock shall have no preemptive rights except as granted by the Corporation pursuant to written agreements.

D. COMMON STOCK

The rights, preferences, privileges, restrictions and other matters relating to the Common Stock are as follows:

1. VOTING.

(a) The holders of Common Stock and Series A Convertible Preferred Stock, voting together as a single class on an as if converted basis, shall, subject to election of the Preferred Directors pursuant to Section C(3)(d) above, be entitled to elect all remaining members of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors in the manner set forth in the Stockholders Agreement.

(b) The holder of each share of Common Stock shall be entitled to one vote for each such share as determined on the record date for the vote or consent of stockholders and, for so long as any share of Preferred Stock remains outstanding, shall vote together with the holders of Preferred Stock, as a single class on an as-if-converted to Common Stock basis, upon any items submitted to a vote of stockholders, except with respect to matters requiring a separate series or class vote of the Series A Convertible Preferred Stock as expressly provided in this Article IV or by law and as otherwise provided herein. Notwithstanding the provisions of Section 242(b)(2) of the Delaware General Corporation Law, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote thereon, irrespective of Section 242(b)(2) of the Delaware General Corporation Law, and the Common Stock shall not be entitled to any separate class vote on any such increase or decrease. In all other respects, the provisions of Section 242(b)(2) shall continue to apply to the Corporation and its stockholders.

2. DIVIDENDS. Subject to Section C(2) of this Article IV, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion.

3. LIQUIDATION. Upon any Liquidation Event, after the payment or provision for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of shares of Preferred Stock are entitled with respect to the distribution of assets pursuant to Section C(4) of this Article IV, the holders of shares of Common Stock shall be entitled to share ratably in the remaining assets of the Corporation available for distribution.

4. FRACTIONAL SHARES. The Corporation may not issue fractional shares of Common Stock. The Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined in good faith by the Board of Directors) on the date of conversion.

5. No PREEMPTIVE RIGHTS. The holders of Common Stock shall have no preemptive rights except as granted by the Corporation pursuant to written agreements.

ARTICLE V.

A. The Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of any Corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred by him in connection with such action, suit, proceeding or claim if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that the foregoing shall not require the Corporation to indemnify any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person.

Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under this Section A or applicable law.

The indemnification and advancement of expenses provided by this Section A shall not be exclusive of other rights arising under any Bylaw, agreement vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representative of such person. Any person seeking indemnification or the advancement of expenses under this Section A shall be deemed to have met the required standard of conduct unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this Section A of Article V shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

B. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director, or any affiliate, employer or immediate family member of such director, derived any improper personal benefit. No amendment or repeal of this Article shall adversely affect the rights and protection afforded to a director of the Corporation under this Article for acts or omissions occurring prior to such amendment or repeal.

C. In the event that a director of the Corporation acquires knowledge of a potential transaction or matter which may be a corporate opportunity for the Corporation, such director shall to the fullest extent permitted by law have fully satisfied and fulfilled his or her fiduciary duty with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by law waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its affiliates, if such director acts in a manner consistent with the following policy: a corporate opportunity offered to any person who is a director of the Corporation shall belong to such director in their individual capacity, unless such opportunity was expressly offered to such person solely in his or her capacity as director of the Corporation.

D. This corporation is authorized to provide indemnification of agents (as defined in Section 145 of the Delaware General Corporation Law) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with the agents, or through shareholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 145 of the Delaware General Corporation Law.

E. Any repeal or modification of this Article V shall only be prospective and shall not effect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

ARTICLE VI.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided, that:

A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. Subject to the provisions of Sections C(3)(b) and (c) of Article IV, the number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Amended and Restated Certificate of Incorporation.

B. Subject to the indemnification provisions in the By-laws and any restriction set forth in this Amended and Restated Certificate of Incorporation (including Sections C(3)(b) and (c) of Article IV), the Board of Directors may from time to time make, amend, supplement or repeal the By-laws; provided, however, that the stockholders may change or repeal any Bylaw adopted by the Board of Directors by the affirmative vote of the percentage of holders of capital stock as provided therein, subject to the provisions of this Amended and Restated Certificate of Incorporation (including Sections C(3)(b) and (c) of Article IV); and, provided, further, that no amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement thus adopted by the stockholders.

C. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

FIVE: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of this Corporation.

SIX: This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 241(b) and 245 of the Delaware General Corporation Law by the Board of Directors and the stockholders of the Corporation.

* * * *

IN WITNESS WHEREOF, HABIT HOLDINGS, INC. has caused this Amended and Restated Certificate of Incorporation to be signed by its President this 29th day of September, 2006.

HABIT HOLDINGS, INC.

By:	/s/ Brian Murphy
	Name:	Brian Murphy
	Title:	President

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:13 PM 01/23/2009
FILED 03:53 PM 01/23/2009
SRV 090064420 - 4169562 FILE

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HABIT HOLDINGS, INC.

Habit Holdings, Inc. (hereinafter referred to as the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law, hereby certifies:

FIRST: That the Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 5, 2006 and the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 29, 2006.

SECOND: That Section A of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation be, and it hereby is, amended to read as follows:

“A. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is Sixty Million Two Hundred Thirty-Eight Thousand Eight Hundred Eighty-Nine (60,238,889) shares, Twenty-One Million Five Hundred Five Thousand Five Hundred Fifty-Five (21,505,555) shares of which shall be designated as Common Stock (the “Common Stock”) and Thirty-Eight Million Seven Hundred Thirty-Three Thousand Three Hundred Thirty-Four (38,733,334) shares of which shall be designated as Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.001 per share and the Common Stock shall have a par value of $0.001 per share.”

THIRD: That Section C(1) of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation be, and it hereby is, amended to read as follows:

“1. DESIGNATION. Nineteen Million Three Hundred Sixty-Six Thousand Six Hundred Sixty-Seven (19,366,667) of the authorized shares of Preferred Stock are hereby designated as Series A Non-Voting Redeemable Preferred Stock (the “Series A Redeemable Preferred Stock”) and Nineteen Million Three Hundred Sixty-Six Thousand Six Hundred Sixty-Seven (19,366,667) of the authorized shares of Preferred Stock are hereby designated as Series A Voting Convertible Preferred Stock (the “Series A Convertible Preferred Stock and together with the Series A Redeemable Preferred Stock, the “Series A Preferred Stock”).”

FOURTH: That Section C(5)(i)(iv) of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation be, and it hereby is, amended to read as follows:

“(iv) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section C(5)(i) after the Series A Convertible Original Issue Date, whether or not subsequently reacquired or retired by the Corporation, other than (A) shares of Common Stock issued upon conversion of the Series A Convertible Preferred Stock; (B) up to 2,138,888 shares of Common Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like), or such larger number as approved by the Board of Directors (including the Preferred Directors), issuable or issued to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors (including the Preferred Directors); (C) Equity Securities issued pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board of Directors (including the Preferred Directors); and (D) Equity Securities issued pursuant to any equipment leasing or loan arrangement, or debt financing from a bank or similar financial or lending institution approved by the Board of Directors (including the Preferred Directors). References to Common Stock in this clause (iv) above shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section C(5)(i). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation under this Section C(5)(i), into the aggregate consideration received, or deemed to have been received by the Corporation for such issue under this Section C(5)(i), for such Additional Shares of Common Stock. “Equity Securities” shall mean (i) any Common Stock, Preferred Stock or other security, (ii) any security convertible, with or without consideration, into any Common Stock, Preferred Stock or other security, (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security or (iv) any such warrant or right.”

FIFTH: That this amendment of the Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 242 of the Delaware General Corporation Law by the Board of Directors and the stockholders of the Corporation.

IN WITNESS WHEREOF, Habit Holdings, Inc. has caused this Certificate of Amendment of the Corporation to be signed by its Chief Executive Officer this 23rd day of January, 2009.

HABIT HOLDINGS, INC.

By:	/s/ Lawrence M. Davies
	Name:	Lawrence M. Davies
	Title:	Chief Executive Officer

Signature Page to Certificate of Amendment of

Amended and Restated Certificate of Incorporation

State of Delaware Secretary of State
Division of Corporations
Delivered 06:12 PM 06/23/2010
FILED 05:58 PM 06/23/2010
SRV 100685401 - 4169562 FILE

CERTIFICATE OF SECOND AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HABIT HOLDINGS, INC.

Habit Holdings, Inc. (hereinafter referred to as the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law, hereby certifies:

FIRST: That the Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 5, 2006 and the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 29, 2006, and amended January 23, 2009.

SECOND: That Section A of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, be, and it hereby is, amended to read as follows:

“A. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is Sixty-One Million Thirteen Thousand Eight Hundred Ninety-One (61,013,891) shares, Twenty-One Million Seven Hundred Sixty-Three Thousand Eight Hundred Eighty-Nine (21,763,889) shares of which shall be designated as Common Stock (the “Common Stock”) and Thirty-Nine Million Two Hundred Fifty Thousand and Two (39,250,002) shares of which shall be designated as Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.001 per share and the Common Stock shall have a par value of $0.001 per share.”

THIRD: That Section C(1) of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, be, and it hereby is, amended to read as follows:

“1. DESIGNATION. Nineteen Million Six Hundred Twenty-Five Thousand and One (19,625,001) of the authorized shares of Preferred Stock are hereby designated as Series A Non-Voting Redeemable Preferred Stock (the Series A Redeemable Preferred Stock”) and Nineteen Million Six Hundred Twenty-Five Thousand and One (19,625,001) of the authorized shares of Preferred Stock are hereby designated as Series A Voting Convertible Preferred Stock (the “Series A Convertible Preferred Stock and together with the Series A Redeemable Preferred Stock, the “Series A Preferred Stock”).”

FOURTH: That this amendment of the Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 242 of the Delaware General Corporation Law by the Board of Directors and the stockholders of the Corporation.

IN WITNESS WHEREOF, Habit Holdings, Inc. has caused this Certificate of Second Amendment of the Corporation to be signed by its Chief Executive Officer this 23rd day of June, 2010.

HABIT HOLDINGS, INC.

By:	/s/ Thomas Magaraci
	Name:	Thomas Magaraci
	Title:	Chief Executive Officer

Signature Page to Certificate of Second Amendment of

Amended and Restated Certificate of Incorporation

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:09 PM 07/21/2011
FILED 03:09 PM 07/21/2011
SRV 110845281 - 4169562 FILE

STATE OF DELAWARE

CERTIFICATE FOR RENEWAL

AND REVIVAL OF CHARTER

The corporation organized under the laws of the State of Delaware, the charter of which was voided for non-payment of taxes and/or for failure to file a complete annual report, now desires to procure a restoration, renewal and revival of its charter pursuant to Section 312 of the General Corporation Law of the State of Delaware, and hereby certifies as follows:

1. The name of the corporation is HABIT HOLDINGS, INC..

2. The Registered Office of the corporation in the State of Delaware is located at 160 Greentree Drive Suite 101 (street), in the City of Dover, County of Kent Zip Code 19904. The name of the Registered Agent at such address upon whom process against this Corporation may be served is National Registered Agents, Inc..

3. The date of filing of the Corporation’s original Certificate of Incorporation in Delaware was 6/5/06.

4. The renewal and revival of the charter of this corporation is to be perpetual.

5. The corporation was duly organized and carried on the business authorized by its charter until the 1st day of March A.D. 2011, at which time its charter became inoperative and void for non-payment of taxes and/or failure to file a complete annual report and the certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

By:	/s/ Vincent Apruzzese, Executive VP

Authorized Officer

Name:	Vincent Apruzzese

Print or Type

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:08 PM 05/18/2012
FILED 05:08 PM 05/18/2012
SRV 120593784 - 4169562 FILE

CERTIFICATE OF THIRD AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HABIT HOLDINGS, INC.

Habit Holdings, Inc. (hereinafter referred to as the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law, hereby certifies:

FIRST: That the Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 5, 2006 and the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 29, 2006, and amended January 23, 2009 and June 23, 2010.

SECOND: That Section A of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, be, and it hereby is, amended to read as follows:

“A. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is Sixty-Three Million Three Hundred Sixty Three Thousand Eight Hundred Ninety-One (63,363,891) shares, Twenty-Three Million Thirteen Thousand Eight Hundred Eighty-Nine (23,013,889) shares of which shall be designated as Common Stock (the “Common Stock”) and Forty Million Three Hundred Fifty Thousand and Two (40,350,002) shares of which shall be designated as Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.001 per share and the Common Stock shall have a par value of $0.001 per share.”

THIRD: That Section C(1) of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, be, and it hereby is, amended to read as follows:

“1. DESIGNATION. Twenty Million One Hundred Seventy-Five Thousand and One (20,175,001) of the authorized shares of Preferred Stock are hereby designated as Series A Non-Voting Redeemable Preferred Stock (the “Series A Redeemable Preferred Stock”) and Twenty Million One Hundred Seventy-Five Thousand and One (20,175,001) of the authorized shares of Preferred Stock are hereby designated as Series A Voting Convertible Preferred Stock (the “Series A Convertible Preferred Stock and together with the Series A Redeemable Preferred Stock, the “Series A Preferred Stock”).”

FOURTH: That the first sentence of Section C(5)(i)(iv) of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation be, and it hereby is, amended to read as follows:

“(iv) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section C(5)(i) after the Series A Convertible Original Issue Date, whether or not subsequently reacquired or retired by the Corporation, other than (A) shares of Common Stock issued upon conversion of the Series A Convertible Preferred Stock; (B) up to 2,838,888 shares of Common Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like), or such larger number as approved by the Board of Directors (including the Preferred Directors), issuable or issued to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors (including the Preferred Directors); (C) Equity Securities issued pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board of Directors (including the Preferred Directors); and (D) Equity Securities issued pursuant to any equipment leasing or loan arrangement, or debt financing from a bank or similar financial or lending institution approved by the Board of Directors (including the Preferred Directors).”

FIFTH: That this amendment of the Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 242 of the Delaware General Corporation Law by the Board of Directors and the stockholders of the Corporation.

IN WITNESS WHEREOF, Habit Holdings, Inc. has caused this Certificate of Third Amendment of the Corporation to be signed by its Chief Executive Officer this 10 day of May, 2012.

HABIT HOLDINGS, INC.

By:	/s/ Thomas S. Magaraci

	Name:	Thomas S. Magaraci
	Title:	Chief Executive Officer

Signature Page to Certificate of Third Amendment of

Amended and Restated Certificate of Incorporation